FOR IMMEDIATE RELEASE
Media Contacts:

Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyfunds.com; 800-966-4354

Melissa Murphy
SunStar Strategic
MMurphy@sunstarstrategic.com; 703-894-1056

Hennessy Advisors, Inc. Announces New Independent Board Member

Majority of Board of Directors is Now Independent

April 9, 2014, Novato, CA  Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that Susan Weber Pomilia has been named to the firm’s Board of Directors. Ms. Pomilia brings the leadership and experience gained in her twenty-seven year career in the mortgage business to the Hennessy Board.  She was the Managing Partner and a Top Producing Loan Originator for First Security Loan Corporation for many years.  After joining RPM Mortgage in 2007, Ms. Pomilia helped to grow the firm, which now operates offices in Mill Valley, Napa, San Rafael and Benicia, and she currently serves as Managing Partner.  Ms. Pomilia is a Marin native and resides in San Rafael.

“We are very pleased and honored to welcome Susan to our Board,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “She is a well-respected and highly esteemed business professional, and we are confident that her extensive experience and exemplary work ethic will benefit our Board and the shareholders of Hennessy Advisors,” he added.

Ms. Pomilia will join as the fifth independent director (of nine total directors) and will serve the shareholders of Hennessy Advisors, Inc. alongside Neil J. Hennessy, Chairman, President, and CEO of Hennessy Advisors, Inc., Teresa M. Nilsen, CFO, COO & EVP of Hennessy Advisors, Inc., Daniel B. Steadman, CCO & EVP of Hennessy Advisors, Inc., and Brian A. Hennessy, as well as independent directors Dan Libarle, Thomas Seavey, Henry Hansel and Rodger Offenbach.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.